Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-236503-01 October 25, 2021 American Airlines, Inc. Pass Through Certificates, Series 2021-1 Investor Presentation October 25, 2021 1Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-236503-01 October 25, 2021 American Airlines, Inc. Pass Through Certificates, Series 2021-1 Investor Presentation October 25, 2021 1

Cautionary Statement Regarding Forward-Looking Statements and Information

American Airlines Group Inc. and its direct wholly-owned subsidiary American Airlines, Inc. are collectively referred to herein as the "Company". This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended ("the Securities Act") and section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project," "could," "should," "would," "continue," "seek," "target," "guidance," "outlook," "if current trends continue," "optimistic," "forecast" and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the Company's plans, objectives, estimates, expectations, and intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on the Company's current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (especially in Part I, Item 1A, Risk Factor and Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations), in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 (especially in Part II, Item 1A, Risk Factors and Part I, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations), and other risks and uncertainties listed from time to time in the Company's other filings with the Securities and Exchange Commission ("SEC"). There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. In particular, the consequences of the coronavirus outbreak to economic conditions and the travel industry in general and our financial position and operating results in particular have been material, are changing rapidly, and cannot be predicted. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

This Investor Presentation highlights basic information about the issuer and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. ("Deutsche Bank") toll free at 1 (800) 503-4611, Citigroup Global Markets Inc., ("Citigroup") toll-free at 1 (800) 945-0258 or Goldman Sachs & Co. LLC ("Goldman") toll free at 1 (201) 793-5170

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1. EETC Overview1. EETC Overview

Transaction Overview • American Airlines, Inc. (“American”) intends to raise $591,913,000 through the offering of Pass Through Enhanced Equipment Trust Certificates, Series 2021-1A (the “Certificates”) • The Equipment Notes underlying the Certificates will have the benefit of a security interest in 21 aircraft – Sixteen (16) Airbus A321-253NX (“A321neo”) aircraft currently scheduled to be delivered to American between January 2022 and June 2022 – Five (5) Embraer ERJ 175 LR (“ERJ 175 LR”) aircraft delivered new to American between October 2020 and December 2020 • The Certificates offered in the transaction will consist of one tranche of amortizing debt: – Class A senior tranche amortizing over 12.7 years with a 54.0% / 54.0% Initial / Maximum Loan-to-Value (“LTV”) ratio – American will retain the right to issue subordinated tranches on or after the Issuance Date • The transaction’s legal structure will include: – Standard cross-collateralization, cross-default, and minimum sale price provisions, as well as buy-out rights for junior Certificateholders, if any – Liquidity facility covering three successive semi-annual interest payments on the Certificates – Interest on Eligible Pool Balance of the Class B Certificates, if any are issued in the future, is paid ahead of principal on the Class A Certificates – American may, at any time, substitute any Aircraft for a similar class of aircraft (i.e. narrowbody for narrowbody), so long as certain conditions are satisfied – Controlling Party must meet commercial reasonableness standard when disposing of any collateral post-default, and will be prohibited from agreeing to breakup fees with potential disposition sale counterparties • Deutsche Bank, Citigroup, and Goldman Sachs will act as Joint Structuring Agents and Joint Lead Bookrunners • SMBC will act as Depositary through its New York branch • Credit Agricole will act as Liquidity Facility Provider 4Transaction Overview • American Airlines, Inc. (“American”) intends to raise $591,913,000 through the offering of Pass Through Enhanced Equipment Trust Certificates, Series 2021-1A (the “Certificates”) • The Equipment Notes underlying the Certificates will have the benefit of a security interest in 21 aircraft – Sixteen (16) Airbus A321-253NX (“A321neo”) aircraft currently scheduled to be delivered to American between January 2022 and June 2022 – Five (5) Embraer ERJ 175 LR (“ERJ 175 LR”) aircraft delivered new to American between October 2020 and December 2020 • The Certificates offered in the transaction will consist of one tranche of amortizing debt: – Class A senior tranche amortizing over 12.7 years with a 54.0% / 54.0% Initial / Maximum Loan-to-Value (“LTV”) ratio – American will retain the right to issue subordinated tranches on or after the Issuance Date • The transaction’s legal structure will include: – Standard cross-collateralization, cross-default, and minimum sale price provisions, as well as buy-out rights for junior Certificateholders, if any – Liquidity facility covering three successive semi-annual interest payments on the Certificates – Interest on Eligible Pool Balance of the Class B Certificates, if any are issued in the future, is paid ahead of principal on the Class A Certificates – American may, at any time, substitute any Aircraft for a similar class of aircraft (i.e. narrowbody for narrowbody), so long as certain conditions are satisfied – Controlling Party must meet commercial reasonableness standard when disposing of any collateral post-default, and will be prohibited from agreeing to breakup fees with potential disposition sale counterparties • Deutsche Bank, Citigroup, and Goldman Sachs will act as Joint Structuring Agents and Joint Lead Bookrunners • SMBC will act as Depositary through its New York branch • Credit Agricole will act as Liquidity Facility Provider 4

2021-1 EETC Structural Summary

	Class A
Initial Face Amount	$591,913,000
Ratings (Moodys / S&P / Fitch)	Baa1 / A- / A
Initial LTV / Maximum LTV[1]	54.0% / 54.0%
Expected Tenor	12.7 years
Weighted Average Life	9.0 years
Regular Distribution Dates	January 11 and July 11
Final Expected Distribution Dates[2]	July 11, 2034
Final Legal Distribution Dates[3]	January 11, 2036
Section 1110 Protected	Yes
Liquidity Facility	Three Semi-Annual Interest Payments
Depositary	Proceeds from the issuance will be held in escrow with the Depositary and withdrawn to purchase Equipment Notes as the aircraft are financed

1. Initial and Max Loan to Value ratios ("LTV") are calculated as of July 11, 2022, the first regular distribution date after all aircraft are currently scheduled to have been delivered, and are based on certain appraised values of each aircraft and depreciation assumptions.
2. Each series of Equipment Notes will mature on the Final Expected Distribution Date for the related class of Certificates.
3. The Final Legal Distribution Date for each of the Class A Certificates Certificates is the date that is 18 months after the Final Expected Distribution Date for such Certificates, which represents the period corresponding to the applicable Liquidity Facility coverage of three successive semiannual interest payments.

5

Key Structural Elements Cross-Collateralization and Cross-Default • The Equipment Notes will be cross-collateralized by all aircraft • All indentures will include cross-default provisions Buyout Rights • After a Certificate Buyout Event, subordinate Certificate holders have the right to purchase all (but not less than all) of the senior Certificates at par plus accrued and unpaid interest • No buyout right during the 60-day Section 1110 period • No Equipment Note buyout rights Waterfall • Interest on Eligible Pool Balance of the Class B Certificates, if any are issued in the future, is paid ahead of principal on the Class A Certificates Requirements for Exercise of Remedies • Standard limitations on Controlling Parties’ ability to exercise remedies, consistent with recent EETCs issued by American • Dispositions of collateral expressly required to be executed in a commercially reasonable manner pursuant to Article 9 of the United States Uniform Commercial Code (“UCC”) Substitution Rights • For A321neos, American may, at any time, substitute any airframe for an airframe of the same model, without Rating Agency Confirmation • For other aircraft manufacturers to substitute for an A321neo, Rating Agency Confirmation is required – No widebody aircraft can be subbed in for an A321neo, or any other narrowbody aircraft – No regional jet can be subbed in for an A321neo, or any other narrowbody aircraft • Substitute aircraft must have a date of manufacture no earlier than one vintage year prior to the date of manufacture of the released aircraft • Substitute aircraft must have an appraised current market value (adjusted for its maintenance status) not less than that of the released aircraft Threshold Rating Criteria for Liquidity Provider • Downgrade drawing mechanics consistent with recent EETCs issued by American Threshold Rating Criteria for Depositary • Replacement mechanics consistent with recent EETCs issued by American Additional Certificates • American has the right to issue additional subordinated classes of Certificates, including Class B Certificates on or after the Issuance Date 6Key Structural Elements Cross-Collateralization and Cross-Default • The Equipment Notes will be cross-collateralized by all aircraft • All indentures will include cross-default provisions Buyout Rights • After a Certificate Buyout Event, subordinate Certificate holders have the right to purchase all (but not less than all) of the senior Certificates at par plus accrued and unpaid interest • No buyout right during the 60-day Section 1110 period • No Equipment Note buyout rights Waterfall • Interest on Eligible Pool Balance of the Class B Certificates, if any are issued in the future, is paid ahead of principal on the Class A Certificates Requirements for Exercise of Remedies • Standard limitations on Controlling Parties’ ability to exercise remedies, consistent with recent EETCs issued by American • Dispositions of collateral expressly required to be executed in a commercially reasonable manner pursuant to Article 9 of the United States Uniform Commercial Code (“UCC”) Substitution Rights • For A321neos, American may, at any time, substitute any airframe for an airframe of the same model, without Rating Agency Confirmation • For other aircraft manufacturers to substitute for an A321neo, Rating Agency Confirmation is required – No widebody aircraft can be subbed in for an A321neo, or any other narrowbody aircraft – No regional jet can be subbed in for an A321neo, or any other narrowbody aircraft • Substitute aircraft must have a date of manufacture no earlier than one vintage year prior to the date of manufacture of the released aircraft • Substitute aircraft must have an appraised current market value (adjusted for its maintenance status) not less than that of the released aircraft Threshold Rating Criteria for Liquidity Provider • Downgrade drawing mechanics consistent with recent EETCs issued by American Threshold Rating Criteria for Depositary • Replacement mechanics consistent with recent EETCs issued by American Additional Certificates • American has the right to issue additional subordinated classes of Certificates, including Class B Certificates on or after the Issuance Date 6

2. Company Update2. Company Update

Confidential

American Airlines at a Glance

$17.9bn
Q3 2021 Ending Liquidity

$3.4bn
Undrawn Revolver Capacity Fully Available

~$8.4bn
Available First Lien Capacity Under Existing Financings

~$3.8bn
Unencumbered Assets[1]

~$15bn+
Committed Debt Reduction Over the Next 5 Years

$950mil
Spare Parts Term Loan Repaid in Q3 2021, Kickstarting Deleveraging

~11 years
Average Fleet Age: Youngest Fleet of US Network Carriers

61 bn
ASMs Flown in Q3 2021, More Than Any Other U.S. Airline

Domestic Hub Locations


Chicago, IL
New York, NY
Philadelphia, PA
Washington, D.C.
Los Angeles, CA
Dallas / Fort Worth, TX
Charlotte, NC
Phoenix, AZ
Miami, FL

Served in 2019 over 365+ destinations and 6,800 flights per day[2]

American is the largest airline in the world based on Revenue Passenger Miles

[1] Based on most recent appraised values and, for some assets, company estimates
[2] Assumes normalized capacity; capacity was significantly reduced in 2020 in response to COVID-19

8

Confidential

American Airlines Credit Strengths

Proactive Balance Sheet Management

- Commenced deleveraging actions, prepaying $950M spare parts term loan (April 2023 maturity) and the airline's targeting best credit metrics since merger by 2025
- Robust liquidity position pre-COVID was bolstered by aggressive cost reduction, strategic liquidity raises, and government support
- Balance sheet is flexible, amortizing, and cost efficient: more than 30% is prepayable, the overall cost of debt is under 4.5%, and the next significant non-aircraft maturity is June 2022


AA Liquidity
$10.2B
$13.6B
$14.3B
$17.3B
$21.3B
$17.9B
2Q20
3Q20
4Q20
1Q21
2Q21
3Q21

Youngest & Efficient Fleet

- Accelerated retirements of ~150 aircraft reduced fleet complexity resulting in maintenance expense savings, higher aircraft utilization, and crew scheduling efficiencies
- At an average age of 11 years, American's mainline fleet is the youngest of major network U.S. airlines requiring lower future fleet investment


American

Enhanced Operating Efficiency

- $17 billion in cost reductions during COVID-19 will transform American into a more efficient airline while continuing to drive operational excellence and connectivity across its large domestic hub network



Unique Network Strength

- Outperforming other network carriers given super hubs in DFW and CLT as well as Sunbelt locations in MIA and PHX
- Innovative codeshare agreements and network partnerships, driving revenue generation with less invested capital
- New partnerships with Alaska and JetBlue to enhance East and West coast connectivity

jetBlue Alaska AIRLINES QATAR AIRWAYS GOL JetSMART Vuela SMART

9

Confidential

Strong Liquidity Position

- American has had a long standing view that a robust liquidity balance should be maintained to ensure the Company could sustain a substantial shock in light of the Company's debt position
- Since the start of the COVID pandemic, the Company has bolstered liquidity through strategic debt and equity transactions as well as financial assistance through US Government Payroll Support Programs
- In the near term, the Company plans to keep liquidity at elevated levels, but expects to step down target liquidity to approximately $10 billion to $12 billion once the recovery has taken hold in 2022

Total available liquidity[1]


$6.8B
$10.2B
$13.6B
$14.3B
$17.3B
$21.3B
$17.9B
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21
3Q21

[1]Total available liquidity is defined as unrestricted cash and marketable securities plus available undrawn revolver capacity and other undrawn facilities.

10

Confidential

Clear Path to Deleveraging

- American is committed to repay ~$15bn+ of total debt over the next five years between scheduled amortization (net of new financings) and discretionary prepayments
- Balance sheet deleveraging will be funded through excess cash above target liquidity levels[1]

Debt Profile[2] ($M)

30% of long term debt is prepayable without penalty


Prepayable
31%

Over three quarters of AA long term debt is amortizing


Amortizing
76%


Current
Total Debt
New
Financings
Scheduled
Amortization
Discretionary
Prepayments
Pro Forma
Total Debt
~$15bn+ Debt Reduction over the next 5 years

[1]Approximately $650M of common stock authorized for issuance under current ATM program
[2]Long term debt as of 6/30/2021 adjusted for $950M Spare Parts Term Loan paid down in July; excludes operating lease liability and pension liability

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Confidential

Recovery Timeline

- Domestic leisure and short-haul international have fully recovered
- Long-haul international traffic is showing meaningful signs of recovery; supported by recent re-opening announcement of US bound travel

2019 Revenue Components



45%
10%
25%
20%
Domestic Leisure
Short-Haul Intl
Domestic Business
Long-Haul Intl

Revenue

Current Status

Basis of early recovery path

Domestic Leisure

- Particular strength in beach/ski destinations
- Expanding now as vaccinations increase

Short-Haul International

- Similar trends as domestic leisure
- Continued efforts by travel industry to meet entry requirements

Domestic Business

- Requires relaxation of corporate travel restrictions,
- Green shoots reappearing following delta variant softness and as vaccinations continue to increase

Long-Haul International

- Travel unlocks with wider vaccine distribution, relaxation of government and corporate travel restrictions
- Requires countries to relax international travel restrictions

Recovery Timeline

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Confidential

Revenue Performance vs. OAL Point of Strength

- Four consecutive quarters of strong unit revenue performance compared to U.S. global peers.



Relative passenger unit revenue performance (PRASM[1])
9.60¢
7.38¢
7.85¢
8.42¢
6.85¢
7.63¢
12.00¢
11.00¢
11.02¢
13.02¢
13.30¢
12.32¢
4Q20
1Q21
2Q21
3Q21

[1] Source: Company reports

- Despite significant challenges associated with the Delta variant, revenue continued to recover in 3Q21



Total revenue (% of 2019)
13.6%
26.6%
35.6%
37.9%
62.5%
75.3%
2Q20
3Q20
4Q20
1Q21
2Q21
3Q21

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Confidential

AA's Footprint is Well Poised for Changing Travel Patterns


Seattle
Portland
San Francisco
Los Angeles
Phoenix
Dallas / Fort Worth
Chicago
Charlotte
Boston
New York
Philadelphia
Washington, D.C.
Orlando
Ft. Lauderdale
Miami
American Hubs
Alaska Hubs
JetBlue Focus Cities


American's Market Share at Top 4 Hubs¹
Charlotte
Others 8.9%
91.1%
Dallas / Fort Worth
Others 12.9%
87.1%
Miami
Others 33.3%
66.7%
Philadelphia
Others 32.8%
67.2%

- Mid continent hubs coupled with the Company's regional footprint are well positioned to support travel to national parks, ski towns, Florida gulf coast
  - AA's domestic network provides service to over 200 national parks, forests and monuments
  - Florida has 825 miles of accessible beaches and the most golf courses of any US state
- DFW, PHX, CLT and MIA hubs provide service to 77 markets in the Caribbean, Mexico and Latin America
- East and West coast footprint bolstered by recent partnerships with JetBlue and Alaska Airlines

[1] Source: Respective airports' annual reports. Based on respective fiscal 2020 year-ends (CLT and PHL 6/30/2020, DFW and MIA 9/30/2020.)

14

Confidential

New Innovative Partnerships

Prior to COVID-19, American made several significant network enhancements through new codeshare agreements with GOL, Alaska Airlines and Qatar Airways. In July 2020, American announced an additional partnership with JetBlue to enhance connectivity in the US northeast[1]


Alaska
AIRLINES


QATAR
AIRWAYS القطرية


jetBlue


GOL


American Airlines
JetSMART

[1] Subject to antitrust complaint by the US Department of Justice and joined by Attorneys General from six states and the District of Columbia. American believes the complaint is without merit and will defend itself vigorously.

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Confidential

Our Commitment To Sustainability

- American Airlines is the first North American airline to commit to a science-based target for reducing greenhouse gas emissions by 2035, supporting its existing commitment to reach net-zero emissions by 2050
- Anchor partner to Breakthrough Energy Catalyst, investing $100 million in a groundbreaking collaborative effort to accelerate the clean energy technologies necessary for achieving a net zero economy

Our goals	Our initiatives	Our partnerships
All oneworld® member airlines coMit to net zero carbon emissions by 2050	Investing in Sustainable Aviation Fuel	New partnership with Cool Effect to reduce our carbon footprint
Lead the industry on its path to decarbonization	Fuel conservation in our operations	Purchasing sustainable aviation fuel
Science based target for reducing greenhouse gas emissions by 2035	Fleet renewal	We are the first major U.S. carrier to begin the **IEnVA certification** process
Source 2.5 million gigajoules of cost-competitive renewable energy by 2025	New technology to help us operate more efficiently	Building more energy efficient facilities
	Expanding our use of renewable energy	

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Q3 2021 Earnings Update • Operations: During the summer, the Company executed on the largest and fastest operational ramp-up in its history as a response to recovering demand. Despite ramp-up related challenges, the Company took several corrective actions and saw continuous improvement through the quarter. Operationally, the Company recorded its best September in its history since the merger as defined by completion factor (99%), on-time departures (76.6%), and on time arrivals (86.2%). The Company expects this trend to continue in October • Capacity: During the third quarter, the Company flew 61.1 billion total available seat miles, down 19.4% versus the third quarter of 2019. The Company is planning for a robust peak travel period in the fourth quarter and presently expects to fly 62.2 billion ASMs on a peak of more than 6,000 flights per day • Revenue: The Company reported total revenue of approximately $9.0 billion for its third quarter, down approximately 25% versus the third quarter of 2019 1 • CASM : The Company reported third quarter CASM of 13.70 cents, up approximately 11% compared to the third quarter of 2019 • Fuel: The Company paid $2.07 per gallon of jet fuel and consumed 941 million gallons during the third quarter of 2021 • Net Profit: The Company reported a GAAP net profit in the third quarter of $169 million • Liquidity: The Company ended the third quarter with approximately $18 billion in total available liquidity, which includes the impact of the Company's prepayment of $950 million of its spare parts term loan facility made during the quarter 17 1 CASM percent change excludes fuel and net special credits to provide comparability to prior guidance. Please see the GAAP to non-GAAP reconciliation in Company filings.Q3 2021 Earnings Update • Operations: During the summer, the Company executed on the largest and fastest operational ramp-up in its history as a response to recovering demand. Despite ramp-up related challenges, the Company took several corrective actions and saw continuous improvement through the quarter. Operationally, the Company recorded its best September in its history since the merger as defined by completion factor (99%), on-time departures (76.6%), and on time arrivals (86.2%). The Company expects this trend to continue in October • Capacity: During the third quarter, the Company flew 61.1 billion total available seat miles, down 19.4% versus the third quarter of 2019. The Company is planning for a robust peak travel period in the fourth quarter and presently expects to fly 62.2 billion ASMs on a peak of more than 6,000 flights per day • Revenue: The Company reported total revenue of approximately $9.0 billion for its third quarter, down approximately 25% versus the third quarter of 2019 1 • CASM : The Company reported third quarter CASM of 13.70 cents, up approximately 11% compared to the third quarter of 2019 • Fuel: The Company paid $2.07 per gallon of jet fuel and consumed 941 million gallons during the third quarter of 2021 • Net Profit: The Company reported a GAAP net profit in the third quarter of $169 million • Liquidity: The Company ended the third quarter with approximately $18 billion in total available liquidity, which includes the impact of the Company's prepayment of $950 million of its spare parts term loan facility made during the quarter 17 1 CASM percent change excludes fuel and net special credits to provide comparability to prior guidance. Please see the GAAP to non-GAAP reconciliation in Company filings.

3. Collateral Summary 183. Collateral Summary 18

Aircraft Collateral Summary – Appraisal Values

Aircraft Number	Aircraft Type	Narrow / Wide / Regional	Registration Number	MSN	Projected Delivery Date	Base Value[1]			
						AISI	BK	mba	LMM ($mm)
1	A321neo	Narrowbody	N444UW	10692	January 2022	$59,190,000	$62,204,930	$60,370,000	$60,370,000
2	A321neo	Narrowbody	N446AN	10770	January 2022	$59,190,000	$62,204,930	$60,370,000	$60,370,000
3	A321neo	Narrowbody	N445AA	10728	February 2022	$59,290,000	$62,302,668	$60,420,000	$60,420,000
4	A321neo	Narrowbody	N447AN	10705	February 2022	$59,290,000	$62,302,668	$60,420,000	$60,420,000
5	A321neo	Narrowbody	N448AN	10738	February 2022	$59,290,000	$62,302,668	$60,420,000	$60,420,000
6	A321neo	Narrowbody	N449AN	10747	March 2022	$59,390,000	$62,400,406	$60,470,000	$60,470,000
7	A321neo	Narrowbody	N450AN	TBD	March 2022	$59,390,000	$62,400,406	$60,470,000	$60,470,000
8	A321neo	Narrowbody	N451AN	TBD	March 2022	$59,390,000	$62,400,406	$60,470,000	$60,470,000
9	A321neo	Narrowbody	N452AN	TBD	March 2022	$59,390,000	$62,400,406	$60,470,000	$60,470,000
10	A321neo	Narrowbody	N454AL	TBD	March 2022	$59,390,000	$62,400,406	$60,470,000	$60,470,000
11	A321neo	Narrowbody	N453AA	10811	April 2022	$59,480,000	$62,498,145	$60,520,000	$60,520,000
12	A321neo	Narrowbody	N455AN	TBD	April 2022	$59,480,000	$62,498,145	$60,520,000	$60,520,000
13	A321neo	Narrowbody	N456AN	TBD	May 2022	$59,580,000	$62,595,883	$60,570,000	$60,570,000
14	A321neo	Narrowbody	N457AM	TBD	June 2022	$59,680,000	$62,693,621	$60,620,000	$60,620,000
15	A321neo	Narrowbody	N458AL	TBD	June 2022	$59,680,000	$62,693,621	$60,620,000	$60,620,000
16	A321neo	Narrowbody	N459AN	TBD	June 2022	$59,680,000	$62,693,621	$60,620,000	$60,620,000
17	ERJ 175 LR	Regional	N293NN	17000844	October 2020	$26,090,000	$28,601,258	$28,830,000	$27,840,419
18	ERJ 175 LR	Regional	N298FR	17000845	October 2020	$26,000,000	$28,533,127	$28,830,000	$27,787,709
19	ERJ 175 LR	Regional	N299JJ	17000847	November 2020	$26,060,000	$28,688,358	$29,000,000	$27,916,119
20	ERJ 175 LR	Regional	N300LK	17000848	November 2020	$26,090,000	$28,706,683	$29,000,000	$27,932,228
21	ERJ 175 LR	Regional	N302RN	17000849	December 2020	$26,140,000	$28,863,794	$29,180,000	$28,061,265
Total						$1,081,160,000	$1,142,386,150	$1,112,660,000	$1,107,357,740

1. The appraised value of each aircraft set forth above is the lesser of the average and median appraised value of each such aircraft as appraised by three independent appraisal and consulting firms (Aircraft Information Services, Inc. ("AISI"), BK Associates, Inc. ("BK") and Morten Beyer & Agnew, Inc. ("mba"). The appraised values provided by AISI, BK and mba are presented as of October 1, 2021. In the case of existing aircraft, such appraisals indicate the appraised base value of such aircraft adjusted to reflect the maintenance status of such aircraft or otherwise take such maintenance status into account at the time of the related appraisal. In the case of the aircraft not yet delivered to American, the appraisals indicate the appraised base value projected as of the scheduled delivery month and year for such aircraft at the time of the related appraisal..

19

1 Collateral Breakdown Aircraft by Type Manufacturer New Deliveries / In-Service Aircraft Embraer In-service ERJ 175 LR 13% 13% 13% Airbus New A321-253NX 87% 87% 87% By Delivery Date: 0.12 Years Average Age LMM ($mm) A321-253NX E175LR $350 $300 $250 $200 $150 $100 $50 $- Oct-20 Nov-20 Dec-20 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 20 1 Weighted by the LMM of the maintenance adjusted appraised values of the aircraft as appraised by AISI, BK and mba, as of October 1, 2021.1 Collateral Breakdown Aircraft by Type Manufacturer New Deliveries / In-Service Aircraft Embraer In-service ERJ 175 LR 13% 13% 13% Airbus New A321-253NX 87% 87% 87% By Delivery Date: 0.12 Years Average Age LMM ($mm) A321-253NX E175LR $350 $300 $250 $200 $150 $100 $50 $- Oct-20 Nov-20 Dec-20 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 20 1 Weighted by the LMM of the maintenance adjusted appraised values of the aircraft as appraised by AISI, BK and mba, as of October 1, 2021.

Confidential

Youngest Fleet of the Network Airlines

1. **As part of American's current initiative to right size the fleet and cost structure, the Company accelerated the retirement of several mainline and regional subfleets:**

2. **Permanent Retirements**
   - 20 Embraer 190s
   - 34 Boeing 757s
   - 17 Boeing 767s
   - 9 Airbus A330-300s
   - 15 Airbus A330-200s
   - 19 Bombardier CRJ200s
   - 34 Embraer ERJs

3. **These retirements remove operating complexity and bring forward cost savings and efficiencies associated with operating fewer aircraft types:**
   - Avoid significant future maintenance expense
   - Provide crew scheduling and training efficiencies

As a result of these retirements, the mainline fleet harmonized around B737 and A320 family narrowbodies and B777 and B787 family widebodies

Mainline Fleet Breakdown by Age[1]

- 57% of American's fleet is 10 years old or younger
- Future fleet replacement needs are lower than peers
- Existing financings completed at attractive levels


57%
41%
30%
21%
32%
34%
22%
28%
37%
0-10 Years
10-20 Years
20+ Years
American
Delta
United

[1] Source: Company filings and Cirium Fleets Analyzer Database. All data as of April 2021

21

Aircraft Collateral Significance to American's Fleet

- The Airbus A320 aircraft family[1] comprises the largest portion (more than 30%) of American's fleet
  - Notably, Airbus A321s, both ceo and neo, comprise ~18% of American's fleet
- The Embraer ERJ 175 LR aircraft underpins American's network strategy, with a 14% share of American's fleet
- The young age of the underlying collateral speaks to the essentiality of the equipment to American's overall route network, not only addressing the retirement of older, less efficient aircraft (i.e. 757s and 767s), but also to ongoing strategic capacity growth
- Historically, American has maintained the youngest fleet among the US majors. American's business plan contemplates continued investments in it's improving the experiences of customers. The Airbus A321neo and Embraer ERJ 175 LR are among the aircraft that will enable American to execute on this strategy

Aircraft Type	% of Total Fleet[2,3]
737 Max 8	2.9%
737-800	18.7%
777-200	3.2%
777-300	1.4%
787-8	1.7%
787-9	1.5%
A319	9.1%
A320	3.4%
A321ceo	15.1%
A321neo	2.6%
CRJ700	9.9%
CRJ900	8.8%
E170	0.3%
ERJ 175 LR	13.7%
ERJ-145	7.7%



Collateral vs. Fleet Age
14
12
10
8
6
4
2
0
11.6
1.3
6.7
0
1
Fleet
A321neos
E175s
A321neo
E175
American's Fleet
AAL 2021-1



Average Fleet Age[2]
18
16
14
12
10
8
2017
2018
2019
2020
2021
Delta
United
Southwest
American

1. A320 family includes A319, A320, and A321
2. Source: Ascend as of October 2021
3. The percent of total fleet is based on the number of aircraft in the fleet confidential

22

Airbus A321neo

The Airbus A321neo is the leading narrowbody type in today's market

- A321neo will continue the A320 heritage of being one of the most marketable aircraft with compelling economics at top of the single-aisle market
- Offers 15% fuel savings over A321-200 and a new design standard to accommodate up to 240 passengers
- Backlog increased during 2020 by 30 aircraft and at the end of Q2 2021, it stood at 2,980 orders from almost 100 customers
- Market upsizing from A320 and 737-800/A320neo/MAX 8 size to the higher capacity 200-seaters is continuing
- Market values and lease rates remain stable[1]
  - Market value to base value ratios for A321neo's built in 2020 rose from 98% to 99%
  - Lease Rates remained constant at $0.355m for A321neo's built in 2020

The Airbus A321neo in American's fleet

- American has 37x A321neo aircraft in service and an additional 82x A321neo aircraft on order
- American's A321neos are equipped with the Additional Center Tank ("ACT") option, which facilitates enhanced payload delivery
- American will operate A321neo primarily on high demand routes from hubs to major markets, and from Los Angeles and Phoenix to Hawaii

Top 5 Operators & Lessors (In Service / On Order)

	Operator[1]	# of Aircraft
1	IndiGo	398
2	AirAsia	351
3	Wizz Air	224
4	VietJet Air	138
5	Delta Air Lines	125
	Total	**1,236**

	Lessors[1]	# of Aircraft
1	Air Lease Corporation	180
2	AerCap	133
3	GECAS	117
4	SMBC Aviation Capital	71
5	China Aircraft Leasing Company	66
	Total	**567**

1. Source: Ascend Market Commentary as of 3Q 2021.

23

A321neo is part of American's ESG strategy

1. **A321neo replacing 757-200s and A321ceo on 58 routes.**
2. **On average 28% CO_2 saving per trip**
3. **Replacing 757s on these routes alone saved ~77k tonnes of CO_2**

Routes where A321neo replaced 757-200	757-200 Frequencies in 2018	A321neo generated CO2 savings per trip savings	CO2 (tonnes) per city pair saved
ANC-DFW	238	24%	3,768
BOS-MIA	1	29%	9
BOS-PHL	149	33%	505
CUN-PHX	92	28%	1,106
DCA-PHX	588	28%	7,663
DFW-LAS	24	29%	183
DFW-MIA	252	29%	2,080
DFW-PHL	301	29%	2,775
DFW-PHX	216	29%	1,444
HNL-PHX	879	23%	13,083
KOA-PHX	678	23%	10,053
LAS-PHL	2	27%	27
LAS-PHX	8	34%	26
LAX-PHX	174	32%	664
LIH-PHX	664	23%	9,914
LIM-MIA	730	25%	10,505
MCO-PHX	1	28%	13
OGG-PHX	901	23%	13,330
PHX-SAN	18	33%	61
PHX-SJD	20	30%	115
		Total CO2 savings (tonnes)	**77,323**


ANC
BOS
PHL
DCA
LAS
LAX
SAN
PHX
DFW
MCO
MIA
SJD
CUN
KOA
LIM

1. Data: OAG American Airlines network for 2018 and 2021, only A321neo replacing 757 routes shown, Cirium Fleets analyser data, ACPER Typical airline rules and aircraft configuration, 100% Load Factor

24

Embraer ERJ 175 LR

- ERJ 175 LR is flying at 90% of pre-Covid levels, one of the strongest recoveries of all asset classes
  - Only 9% are parked
- American has 195 ERJ 175 LR aircraft in service and an additional 24 ERJ 175 LR aircraft on order
- Only scope-compliant 70-76 seater in production
- Lessor support for the aircraft type
- The ERJ 175 LR is a key type of the four US Majors for their regional networks
  - Has a larger cabin than the rival CRJ900
- Some ERJ 175 LR in 70-seater layout are being used to replace smaller CRJ700s

Range of Embraer ERJ 175 LR


DALLAS

Top 5 Operators & Lessors (In Service / On Order)

	Operators	# of Aircraft
1	Republic Airlines	319
2	SkyWest Airlines	221
3	Envoy Air (American Subsidiary)	99
4	Mesa Airlines	80
5	Horizon Airlines	42
	Total	**761**

	Lessors	# of Aircraft
1	Nordic Aviation Capital	28
2	GECAS	28
3	Falko	14
4	ALM – Aircraft Leasing & Mgmt.	8
5	TrueNoord	6
	Total	**84**

1. Source: Ascend Market Commentary as of 3Q 2021.

25

Regional Strategy • As part of its ongoing fleet transformation initiative, AA has been investing in large regional jets that should result in an enhanced customer experience and a more efficient fleet better suited to the network • Yields in small domestic US markets that AA serves with regional aircraft are the highest in the world • In order to serve these highly profitable markets, AA operates flights under the American Eagle brand through three affiliates (PSA, Envoy, and Piedmont) and three third-party regional operators (Mesa, Republic, and Skywest) 2014 Fleet Breakdown 2021E Fleet Breakdown 465 328 238 Single Class RJ Dual Class RJ 107 2014 2021E 26 26Regional Strategy • As part of its ongoing fleet transformation initiative, AA has been investing in large regional jets that should result in an enhanced customer experience and a more efficient fleet better suited to the network • Yields in small domestic US markets that AA serves with regional aircraft are the highest in the world • In order to serve these highly profitable markets, AA operates flights under the American Eagle brand through three affiliates (PSA, Envoy, and Piedmont) and three third-party regional operators (Mesa, Republic, and Skywest) 2014 Fleet Breakdown 2021E Fleet Breakdown 465 328 238 Single Class RJ Dual Class RJ 107 2014 2021E 26 26

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